Exhibit 2.1
THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER
THIS THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the “Amendment”), is dated as of April 8, 2009, by and among Nyx Acquisitions, Inc., a Delaware corporation (“Parent”), The Conceived Group, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Image Entertainment, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).
RECITALS
A.
Parent, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of November 20, 2008, as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of February 27, 2009, and as further amended by that certain Second Amendment to Agreement and Plan of Merger, dated as of March 24, 2009 (as amended, the “Merger Agreement”).

B.	Parent, Merger Sub and the Company desire to amend the Merger Agreement in the manner more particularly described below.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Parent, Merger Sub and the Company have agreed to amend the Merger Agreement as follows:
1.1 Certain Definitions. Section 1.01 of the Merger Agreement is hereby amended and restated as follows:
1.1.1 The definition of “Fifth Deposit” is hereby deleted in its entirety.
1.1.2 The following definition shall be inserted into Section 1.01 in alphabetical order:
“‘Fifth Payment’ shall have the meaning set forth in Section 3.09.”
1.1.3 The definition of “Business Interruption Fee” is hereby amended by deleting such definition in its entirety and replacing it with the following:

“‘Business Interruption Fee’ means Two Million Five Hundred Thousand Dollars ($2,500,000); provided, however, that:
(a) upon the Partial Release of Deposit by Parent pursuant to Section 3.08, then the Business Interruption Fee shall mean One Million Five Hundred Thousand Dollars ($1,500,000); and
(b) if Parent shall give written notice requesting the extension of the Scheduled Closing Date pursuant to Section 3.10 hereof, then the Business Interruption Fee shall mean Four Million Five Hundred Thousand Dollars ($4,500,000).”
1.1.4 The definition of “Deposit” is hereby amended by deleting such definition in its entirety and replacing it with the following:
“‘Deposit’ means (i) the sum of the Initial Deposit, the Second Deposit, the Third Deposit, the Fourth Deposit and, if deposited pursuant to Section 3.10, the Sixth Deposit, less the Partial Release of Deposit released by Parent pursuant to Section 3.08.”
1.2 Fifth Payment. Section 3.09 of the Merger Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:
“Fifth Payment. If Parent (i) by 5:00 p.m. local time on April 2, 2009 delivers written notice to the Company requesting an extension to the Scheduled Closing Date, and (ii) by 5:00 p.m. local time on April 10, 2009, pays an additional amount of One Million Dollars ($1,000,000) in immediately available funds (the Fifth Payment”) to an account designated by the Company, then the Scheduled Closing Date shall be extended to April 20, 2009. Parent hereby acknowledges that amounts paid to the Company pursuant to the Fifth Payment will not be paid to the Paying Agent pursuant to the Trust Instructions, will not form part of the Merger Consideration or Option Consideration payable to stockholders upon Closing, and are not refundable to Parent under any circumstance.”
1.3 References to the Merger Agreement. Subject to Section 1.4 of this Amendment, after giving effect to this Amendment, each reference in the Merger Agreement to “Agreement,” “hereof,” “hereunder” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment, all references in the Company Disclosure Letter to “the Agreement” shall refer to the Merger Agreement as amended by this Amendment, and all references in the Trust Instructions shall refer to the Merger Agreement as amended by this Amendment.
1.4 Date References. All references in the Merger Agreement and the Company Disclosure Letter to “the date hereof,” “the date of this Agreement” or words of like import shall remain as references to November 20, 2008.
1.5 General Provisions. The provisions of Article VIII (General Provisions) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.
1.6 No Further Amendment. Except as expressly amended hereby, all the terms, conditions, representations, warranties, covenants and provisions of the Merger Agreement and the Company Disclosure Letter shall remain in full force and effect in accordance with their respective terms.
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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

NYX ACQUISITIONS, INC.
By:	/s/ JOE Q. BRETZ
	Name:	Joe Q. Bretz
	Title:	Chief Executive Officer

THE CONCEIVED GROUP, INC.
By:	/s/ JOE Q. BRETZ
	Name:	Joe Q. Bretz
	Title:	Chief Executive Officer

IMAGE ENTERTAINMENT, INC.
By:	/s/ MARTIN W. GREENWALD
	Name:	Martin W. Greenwald
	Title:	Chairman of the Board